UNITED STATES             |-----------------------|
                   SECURITIES AND EXCHANGE COMMISSION  |      OMB APPROVAL     |
                         WASHINGTON, D.C. 20549        |-----------------------|
                                                       |OMB Number: 3235-0058  |
                              FORM 12b-25              |Expires: March 31, 2006|
                                                       |Estimated average      |
                      NOTIFICATION OF LATE FILING      |burden hours per       |
                                                       |response ..........2.50|
                                                       |=======================|
                                                       |    SEC FILE NUMBER    |
                                                       |  0-32331              |
                                                       |=======================|
                                                       |     CUSIP NUMBER      |
                                                       |  868678202            |
                                                       |-----------------------|
             ---           ---           ---
(CHECK ONE):  X Form 10-K     Form 20-F     Form 11-K
             ---           ---           ---

             ---           ---           ---
                Form 10-Q     Form N-SAR    Form N-CSR
             ---           ---           ---

             For Period Ended:  December 31, 2003
                              -------------------------------
             ---
                Transition Report on Form 10-K
             ---
             ---
                Transition Report on Form 20-F
             ---
             ---
                Transition Report on Form 11-K
             ---
             ---
                Transition Report on Form 10-Q
             ---
             ---
                Transition Report on Form N-SAR
             ---
             For the Transition Period Ended:
                                             -----------------------------------

================================================================================
  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
================================================================================

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION

Surety Holdings Corp.
--------------------------------------------------------------------------------
Full Name of Registrant


--------------------------------------------------------------------------------
Former Name if Applicable

4400 Route 9 South, Suite 3000
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Address of Principal Executive Office (STREET AND NUMBER)

Freehold, New Jersey 07728
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     |(a)   The reason  described in reasonable  detail in Part III of this form
     |      could not be eliminated without unreasonable effort or expense
     |(b) The subject annual report, semi-annual report, transition report on | Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
  ---|      portion thereof,  will be filed on or before the fifteenth  calendar
   X | day following the prescribed due date; or the subject quarterly ---| report or transition report on Form 10-Q, or portion thereof, will
     |      be  filed  on  or  before  the  fifth  calendar  day  following  the
     |      prescribed due date; and
     |(c)   The  accountant's  statement  or  other  exhibit  required  by  Rule
     |      12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company requires additional time to review and analyze events subsequent to the balance sheet date.

PART IV -- OTHER INFORMATION

(1)   Name  and  telephone  number  of  person  to  contact  in  regard  to this notification
      Howard R. Knapp, CEO                  732                 409-0113
      -------------------------------   ------------    ------------------------
                 (Name)                 (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                       ---         ---
                                                    Yes X        No
                                                       ---         ---

      --------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                       ---         ---
                                                    Yes          No X
                                                       ---         ---

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.

================================================================================

                             Surety Holdings Corp.
                  -------------------------------------------
                  (Name of Registrant as Specified in Charter

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   March 29, 2004                        By  Howard R. Knapp
    ---------------------------------------     --------------------------------